EXHIBIT 11.1
                              OMNIPOINT CORPORATION
                   STATEMENT OF COMPUTATION OF LOSS PER SHARE

                     ( In thousands, except per share data)


                                                Three Months Ended March 31,
                                                      (unaudited)
                                                 1997                  1996
                                           -------------------------------------
    Calculation of primary loss per share:
      Net loss                             $  (52,363)          $  (15,903)
                                             =========            =========

     Common shares outstanding                 51,278               38,179
     Issuance of cheap stock (1)                    -                2,290
                                             ---------            --------

         Total shares - primary                51,278               40,469
                                             =========            ========
    Primary loss per share:
      Net loss per share                   $    (1.02)           $   (0.39)



Note: The computation of fully diluted earnings per share is identical to that of primary earnings per share for the periods presented above and therefore is not included separately herein.
(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common equivalent shares issued during the twelve month period prior to the initial filing date of the Company's Initial Public Offering Registration Statement at exercise prices below the initial public offering price of $16.00 have been included in the calculation of cheap stock shares using the treasury stock method, until the initial public offering became effective on January 31, 1996.